Exhibit 10.1

                                 April 21, 2000



Security Associates International, Inc.
2101 S. Arlington Heights Rd.
Suite 100
Arlington Heights, IL 60005-4142

KC Acquisition Corp.
P. O. Box 1943
South Hackensack, NJ 07606-0543

TJS Partners, L.P.
115 East Putnam Avenue
Greenwich, CT  06830

Ladies and Gentlemen:


     This letter agreement will confirm our mutual understanding concerning the transactions described herein (the "Transactions") by and among SecurityVillage.com Inc. ("SecurityVillage"), Security Associates International, Inc. ("SAI"), KC Acquisition Corp. ("King"),; TJS Partners. L.P. ("TJS") and certain individuals whose names appear on the signature pages hereof. SecurityVillage, King and SAI are referred to herein collectively as the "Corporate Parties". The terms of the Transactions are as follows:

Monital Acquisition. (a) King shall be assigned all of SecurityVillage's rights to acquire, directly or indirectly, Monital Signal Corporation ("Monital") as set forth in the most current drafts of the share purchase agreement, investment agreement and related documentation (the "Monital Documentation") subject to the continued negotiations between SecurityVillage, King and the sellers of Monital. The acquisition of Monital is referred to in this letter as the "Monital Acquisition." This assignment of SecurityVillage's rights shall be subject to the execution of the King Acquisition Agreement (as defined in Section 3(a)(i) below) and SV/SAI Agreement (as defined in Section 3(a)(ii) below) and shall become effective immediately prior to the closing of the Monital Acquisition, which shall occur no later than May 2, 2000, for a cash purchase price of $12.5 million together with the assumption of Monital's debt of approximately $1.4 million (less the $450,000 to be received pursuant to Section 2(d) below and the amount of certain incentive payments to employees of Monital and other amounts Monital is obligated to pay pursuant to the Monital Documentation). The current and proposed documentation negotiated by SecurityVillage with King (the "King Documentation"), together with the Monital Documentation, shall be used to effect the Monital Acquisition, subject to any adjustments that may be required due to the substitution of SAI for SecurityVillage as the party acquiring King.

         (b) Simultaneous with the consummation of the Monital Acquisition, (i) each of the Corporate Parties shall be deemed to have satisfactorily completed its due diligence referred to in Section 3(b) below in connection with the Transactions (provided that each Corporate Party may continue to request information from the other Corporate Parties relating to the Transactions following the consummation of the Monital Acquisition, and all such parties will use their best commercial efforts to comply with such requests); (ii) SecurityVillage (or a designee that will allow King to preserve its status as an S Corporation) shall acquire 8% of the equity of King (on a fully diluted basis after giving effect to the Monital Acquisition) for $1.5 million (or in lieu thereof SecurityVillage shall acquire a call option for such 8% equity interest or another investment vehicle that provides equivalent economic value to SecurityVillage); (iii) SecurityVillage shall have the right to receive (subject to and upon consummation of the closing of the King Acquisition referred to in
Section 2 below) one million shares of common stock of SAI in exchange for SecurityVillage assigning its right to acquire Monital; and (iv) the parties hereto shall be deemed to have irrevocably agreed that all of the other Transactions shall be consummated.


King Acquisition and Investment in SAI. (a) Security Village, SAI and King shall use best commercial efforts to close into escrow the acquisition by SAI of King on or before June 30, 2000 by way of a nontaxable stock acquisition of King except to the extent of cash received (the "King Acquisition"). The consideration for the King Acquisition shall be (i) for King's equity holders other than SecurityVillage, $5 million payable in cash, plus shares of senior preferred stock of SAI (ranking senior to the outstanding preferred stock currently held by TJS) -with an aggregate liquidation preference of $22.5 million and convertible into 4.5 million shares of common stock of SAI, and (ii) for SecurityVillage through the conversion of its 8% equity holding in King, 300,000 shares of common stock of SAI. Upon the actual closing of the King Acquisition, SecurityVillage shall acquire 1,200,000 shares of common stock of SAI for $6.0 million (the "SAI Investment").

         (b) The actual closing of the King Acquisition and the SAI Investment shall be subject to the approval of the stockholders of SAI. SAI agrees to call a meeting of its stockholders for the purpose of considering and voting on the King Acquisition and the SAI Investment, and to promptly take all actions necessary and desirable to obtain stockholder approval of the same. This includes without limitation promptly filing and seeking approval of the Securities Exchange Commission ("SEC") of the proxy statement soliciting such stockholder approval.

         (c) King represents and warrants to SAI that King will have a basis of at least $18 million in depreciable assets for federal income tax purposes immediately prior to the closing of the King Acquisition, it being understood and agreed that SAI will not be making an election under Section 338 of the Internal Revenue Code for a stepped-up basis in King's assets.

         (d) Simultaneously with the consummation of the Monital Acquisition, Palisades Partners, or its assignee, shall acquire the retail accounts of Monital for a cash purchase price of $450,000, conditioned on the closing of the Monital Acquisition, which payment shall be applied to the outstanding debt held by Shrewsbury Bank. Palisades Partners reserves the right to provide a loan to Monital in an amount sufficient to release any liens or encumbrances on said retail accounts. Any such loan from Palisades or its successor shall be on identical terms to the Shrewsbury Bank debt. Simultaneous with the King Acquisition closing, any such "replacement debt" shall be discharged by SAI.

         (e) SecurityVillage, together with SAI and King, shall make a public announcement, as mutually agreed by SecurityVillage, SAI and King, of the SAI Investment, the King

Acquisition, the Monital Acquisition and the other Transactions at any time after May 2, 2000. The announcement shall be made in compliance with applicable SEC requirements.

Obligations with Respect to Certain Transactions. (a) The parties hereto agree to negotiate in good faith and to use all commercially reasonable efforts to cause by May 2, 2000: (i) SAI and King to have entered into a binding agreement providing for the King Acquisition (the "King Acquisition Agreement"), (ii) SecurityVillage and SAI to have entered into a binding agreement, subject to the approval of the stockholders of each of SecurityVillage and SAI, setting forth the definitive terms of the Transactions (the "SV/SAI Agreement"), and (iii) King to have consummated the Monital Acquisition.

     (b) The parties hereto acknowledge that this letter constitutes an agreement in principle regarding the matters covered hereby and is subject to:

           (i) execution and delivery of definitive documentation regarding the Transactions;

           (ii) completion by SAI, to its reasonable satisfaction, of its due diligence investigation of SecurityVillage and King;

           (iii) completion by King, to its reasonable satisfaction, of its due diligence of Monital and SAI; and

           (iv) completion by SecurityVillage, to its reasonable satisfaction, of its due diligence of SAI, King and Monital;

provided that the respective obligations of the parties contained in Sections 3 and 8-19 and Exhibit A will be binding on the parties upon execution of this letter. The parties shall negotiate in good faith the terms and conditions of definitive documentation concerning the Transactions in order to execute and deliver such documentation by May 2, 2000. Any attempt to negotiate terms which would constitute a deviation in any material respect from those set forth herein or to cease to expeditiously negotiate and execute the definitive agreements shall constitute a breach of good faith, provided that a party may negotiate in good faith additional terms that are intended to ensure the enforceability of, and compliance by the parties with, the business principles and understandings set forth in this letter. In the event of any such breach (i) by SecurityVillage, SecurityVillage (and its affiliates and shareholders) shall be precluded for a period of two (2) years thereafter from engaging in any transactions with SAI or King, (ii) by SAI, SAI (and its affiliates and shareholders) shall be precluded for a period of two (2) years thereafter from engaging in any transactions with SecurityVillage or King, or (iii) by King, King (and its affiliates and shareholders) shall be precluded for a period of two (2) years thereafter from engaging in any transactions with SecurityVillage or SAI.

         (c) In the event that (i) SAI does not enter into a definitive agreement with King providing for the King Acquisition by May 2, 2000; (ii) SAI does not close into escrow the King Acquisition by June 30, 2000; or (iii) SAI fails to enter into the SV/SAI Agreement by May 2, 2000 due to no failure on the part of SecurityVillage to negotiate in good faith, then:

         (x) SecurityVillage shall have the option to acquire King, and King shall have the option to require SecurityVillage to acquire King, by way of a stock purchase for the purchase price and upon the terms set forth in Exhibit A (such options being referred to herein collectively as the "King Option"). The King Option shall remain in effect through June 30, 2002;

          AND

    (y) in the event of clauses (c)(i) or (c)(ii) only, SecurityVillage and SAI shall nevertheless consummate the other Transactions, notwithstanding any agreement between SAI and King to the contrary which may limit SAI from doing so, including without limitation the letter of intent (the "SAI/King LOI") between SAI and King dated April 5, 2000 (which SAI and King explicitly agree is superceded by this letter).

This letter shall serve as the interim agreement among King, SecurityVillage, Thomas Few and Timothy McGinn with respect to the exercise of the King Option. Such parties shall convert the terms of the King Option as set forth in this letter into a more formal option agreement by May 2, 2000. King, Thomas Few and Timothy McGinn shall negotiate the terms of such option agreement in good faith and use their best efforts to cause any other holders of equity interests in King to enter into such option agreement. In the event that the parties do not enter into such option agreement, the put and call option feature of the King Option, as set forth in this Exhibit A, shall nevertheless be a binding and enforceable obligation of King, Thomas Few and Timothy McGinn with respect to the equity interests in King that Thomas Few and Timothy McGinn hold or otherwise control (e.g., through trusts or other investment vehicles). King, Thomas Few and Timothy McGinn represent and warrant to SecurityVillage that: (A) Thomas Few and Timothy McGinn hold and control 80% and 20%, respectively, of the stock of King on a fully diluted basis; (B) the entire capitalization of King (including all outstanding shares of stock, warrants, options and other securities or other rights to acquire equity of King) consists only of 200 shares of common stock, all of which are issued and outstanding; and (C) prior to the execution and delivery of more formal documentation relating to the King Option with all of the stockholders of King, no changes will be made to the capitalization of King without the prior written consent of SecurityVillage (which may be withheld in its sole discretion), including without limitation the grant or issuance of any shares of stock or any warrants, options or other securities (or other rights to acquire equity of King), unless the purchasers of such securities agree in writing to be subject to the King Option as provided in this letter.

    (d) If SecurityVillage breaches its obligations hereunder or under the SV/SAI Agreement to consummate the Transactions, neither King nor SecurityVillage shall be entitled to exercise the King Option nor shall SecurityVillage be entitled to engage in any other transaction with King for a period of two (2) years thereafter. If King breaches its obligation hereunder to consummate the King Acquisition under the King Acquisition Agreement or its other obligations hereunder or in any documentation related to the Transactions, it shall not be entitled to engage in any other transaction with SecurityVillage or SAI for a period of two (2) years thereafter, and SecurityVillage and SAI shall nevertheless consummate the other Transactions, notwithstanding any agreement between SAI and King to the contrary which may limit SAI from doing so, including without limitation the SAI/King LOI. If SAI breaches its obligations hereunder, including but not limited to the failure to consummate the Transactions under the SV/SAI Agreement, it shall be precluded for a period of two (2) years thereafter from engaging in any transactions with SecurityVillage or King, and SecurityVillage shall have the King Option.


    (e) The parties hereto acknowledge that the consummation of the Monital Acquisition is scheduled to take place on or prior to April 17, 2000. SecurityVillage will negotiate in good faith to obtain an extension of the closing date for the Monital Acquisition to May 2, 2000, and SecurityVillage hereby represents that Monital has indicated a willingness to extend the closing date until May 2, 2000. If SecurityVillage is unable to obtain an extension to May 2, 2000, then all of the Transactions (other than the Monital Acquisition) shall nevertheless proceed.


    (f) If the Monital Acquisition shall fail for any reason to close on May 2, 2000, then all other Transactions shall nevertheless proceed and all financial terms of the other Transactions shall remain unchanged, except as provided elsewhere in this letter (including the exhibits hereto).


Equity and Other Arrangements between SAI and SecurityVillage.


    (a) Simultaneously with the consummation of the King Acquisition, SecurityVillage shall pay a premium of $1.00 per share multiplied by 3,000,000 shares, or $3,000,000, to the existing shareholders of King for an option to acquire from such shareholders such number of shares of SAI preferred stock as are convertible into 3,000,000 shares of SAI common stock. Such option will be exercisable on or before January 2, 2002 at $5.00 per share..


    (b) Simultaneously with the consummation of the King Acquisition, SecurityVillage shall pay a premium of $0.30 per share multiplied by 250,000 shares, or $75,000, to the existing shareholders of King for a supplemental option (i.e., supplemental to the option under Paragraph (a) above) to acquire from such shareholders such number of shares of SAI preferred stock as are convertible into up to 250,000 shares of SAI common stock. Such option will be exercisable on or before January 2, 2002 at $6.20 per share.


    (c) SecurityVillage shall have an option, for a period of six years following the consummation of the King Acquisition, to acquire from SAI a "Matching Number of Shares" of common stock of SAI at a price of $5.00 per share. The term "Matching Number of Shares" shall mean a number of shares of SAI common stock that is equal to the sum of: (i) the total number of shares of SAI common stock that may be acquired upon the exercise of all stock options and other equity participation rights that are outstanding as of the consummation of the King Acquisition (including without limitation any options and rights granted by the SAI Board of Directors that are subject to shareholder approval at such time), and (ii) the total number of shares of SAI common stock issued in connection with the exercise of any options and other equity participation rights between the date of this letter and the consummation of the King Acquisition; provided, however, that the "Matching Number of Shares" shall not include the up to 300,000 shares that may be issued under employee stock purchase, dealer incentive and middle management incentive plans referred to in the last paragraph of Section 5(c). The parties estimate that there are 2,814,127 such shares as of the date of this letter.


    (d) Simultaneously with the consummation of the King Acquisition, Thomas Salvatore shall receive an option to acquire shares representing 1% of the total outstanding common stock of Security Village at the next funding round's strike price following the date of this letter. The option agreement will contain usual and customary terms for options of this type.


    (e) After a Qualifying IPO (as defined in Section 5(a) below) of SecurityVillage, TJS and the holders of Preferred Stock in SecurityVillage shall be entitled to participate in a registration of up to $30 million of SecurityVillage equity on the basis of 75% to TJS and 25% to the Preferred Stock holders of SecurityVillage; and in a registration in excess of $30 million of

SecurityVillage equity, on a cumulative basis with all prior registrations, 50% to TJS and 50% to the Preferred Stock holders of SecurityVillage with respect to each dollar in excess of $30 million. Notwithstanding the foregoing, in the event that SecurityVillage does not acquire from the existing King shareholders at least 80% of the 3,250,000 shares of SAI preferred stock that SecurityVillage has options to acquire pursuant to Sections 4(a) and 4(b) above prior to the expiration date of such options, such existing King shareholders shall be entitled to participate with TJS and Preferred Stock holders of SecurityVillage in a registration in excess of $50 million of SecurityVillage equity, on a cumulative basis with all prior registration, as follows with respect to each dollar in excess of $50 million: 45% to TJS, 45% to Preferred Stock holders of SecurityVillage, and 10% to the existing King shareholders.


    (f) In consideration for the Transactions contemplated by this letter, SAI and King shall enter into six-year agreements that provide SecurityVillage the rights set forth in Exhibits B and C hereto (the "Dealer Agreements"). SecurityVillage, King and SAI shall enter into the Dealer Agreements by May 2, 2000.


    (g) Appropriate investment documents will be negotiated and prepared as part of the definitive agreements to be entered into by May 2, 2000 to effect the options and equity investments to be made by the parties under this Section 4 and elsewhere in this letter.


Put/Call Arrangements; First Refusal Right. As used below, the term "IPO" refers to a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of SecurityVillage. A "Qualifying IPO" refers to an IPO or private placement with an aggregate price paid for shares of common stock offered and sold for the account of SecurityVillage of not less than $35 million at a price per share that reflects a valuation of the combined SecurityVillage and SAI entity of at least $400 million prior to SecurityVillage's receipt of the purchase price for the shares offered and accepted in the IPO or private placement.

    (b) SecurityVillage and SAI shall have the following "put" and "call" options:

         (i) In the event there is a Qualifying IPO of SecurityVillage on or before December 31, 2001, SAI shall have a "put" option to require SecurityVillage to consummate a merger, on the terms set forth in Paragraph
     (c) below, of SAI into SecurityVillage with SecurityVillage as the surviving entity immediately prior to the closing of the Qualifying IPO.

         (ii) In the event there is a Qualifying IPO of SecurityVillage on or before December 31, 2001, SecurityVillage shall have a "call" option to require SAI to consummate a merger, on the terms set forth in Paragraph (c) below, of SAI into SecurityVillage with SecurityVillage as the surviving entity immediately prior to the closing of the Qualifying IPO.

         (iii) In the event there is an IPO of SecurityVillage on or before December 31, 2001 that does not constitute a Qualifying IPO, SecurityVillage shall have a "call" option to require SAI to consummate a merger, on the terms set forth in Paragraph (c) below, of SAI into SecurityVillage immediately prior to the closing of the IPO, provided that the price per share to the public in the IPO is such that the aggregate value of the shares of

     SecurityVillage common stock received by SAI shareholders as a result of the merger is the greater of:

                    (x)     $5.00 per share; or

    (y) the aggregate valuation of their SAI shares immediately prior to the merger as determined based on the average trading price of SAI common stock during the 20 trading days ending 10 days prior to the closing of the IPO (subject to appropriate adjustment for stock splits, recapitalizations and the like of SAI stock).

         (iv) In the event that the average trading price of the SAI common stock during any consecutive 20 trading days is equal to or greater than $5.00 per share, SecurityVillage shall have a "put" option, exercisable at any time on or before December 31, 2001, to require SAI to consummate a merger, on the terms set forth in Paragraph (c) below, of SecurityVillage into SAI with SAI as the surviving entity within 120 days after the exercise of this option by SecurityVillage.

         (v) If none of the options described in Subparagraphs (i) - (iv) have been exercised on or before December 31, 2001, thereafter SAI shall have a "call" option, for the duration of the term of the SAI Dealer Agreement, to require SecurityVillage to consummate a merger, on the terms set forth in Paragraph (c) below, of SecurityVillage into SAI with SAI as the surviving entity within 120 days after the exercise of this option by SAI, provided that (x) the average trading price of SAI common stock during the 20 trading days ending 10 days immediately prior to the exercise of this option is not less than $5.00 per share, and (y) the SecurityVillage shareholders receive actual consideration paid per share at closing of the merger of not less than $5.00 per share of SAI common stock based on the average trading price of SAI common stock during the 20 day trading period immediately prior to the closing of the merger.

         (vi) The exercise by SecurityVillage of the "put" and "call" options under Subparagraphs (ii) - (iv) above is conditional upon SecurityVillage or investors solicited by SecurityVillage:

                         (x) investing at least $6 million in SAI common stock
                    at a minimum of $5.00 per share (provided that SecurityVillage's obligation under this Subparagraph (x) shall be fulfilled if it or any such investor offers to make such an investment and SAI does not accept the offer);

                         (y) investing at least $1.5 million in King; and

                         (z) receiving at least $20 million of equity funding
                    for SecurityVillage at a minimum of an $95 million post-money valuation.

         (vii) In the case of paragraphs (i) through (v) above, no party exercising one of the "put" or "call" options may exercise such option if that party has had bankruptcy proceedings established.

    (c) In the event that either SecurityVillage or SAI exercises one of the "put" or "call" options described in Subparagraphs (i) - (v) above or in Paragraph (d)(i) below, the shareholders of each party will collectively hold shares in the surviving entity immediately following the closing of the merger in the proportions set forth below.



SECURITYVILLAGE SHAREHOLDERS                                    SHARES
----------------------------                                 --------------
Base shares received by SecurityVillage (Section 5(b)            25,571,100
above)
Monital Acquisition and SAI Investment  (Sections 1 and 2         2,500,000
above)
"Matching" option to SecurityVillage (Section 4(c) above)         2,814,127
Call option on King shares (Section 4(a) above)                   3,000,000
Supplemental call option on King shares (Section 4(b)               250,000
above)
                                                             --------------
    TOTAL:                                                       34,135,227


SAI SHAREHOLDERS

Current number of outstanding shares                             21,071,100
King shares (Section 2 above)                                     4,500,000

     Subtotal                                                    25,571,100

Outstanding options (excluding employee stock purchase,           2,814,127
dealer incentive and middle management incentive plans -
Section 4(c) above)

Less exercise of SecurityVillage call option on King
shares (Section 4(a) above)                                      (3,000,000)

Less exercise of SecurityVillage supplemental call
option on King shares (Section 4(b) above)                         (250,000)
                                                             --------------

   TOTAL                                                         25,135,227



The number of shares set forth in the capitalization table above are provided for illustrative purposes. The capitalization shown above is based on a merger of SecurityVillage into SAI which assumes all outstanding shares of preferred stock have been converted into common stock, and SecurityVillage exercises all of the options and warrants granted under this letter agreement.

The actual number of shares of the surviving entity that are received by the respective shareholders of SecurityVillage and SAI will vary depending on whether SecurityVillage or SAI is the surviving entity and on any changes to the capitalization of the surviving entity through the issuance of additional shares of stock, stock splits, recapitalizations and the like.

The relative proportion of shares received according to the capitalization table set forth above, directly or through the exercise of the warrants and options granted hereunder, by SecurityVillage and SAI shareholders (the "Relative Proportion"), however, shall remain unchanged regardless of:

       (i) whether SecurityVillage or SAI is the surviving entity or the companies are consolidated into a new entity;

      (ii)   stock splits, recapitalizations and the like; and

     (iii) except as provided below, regardless of any new equity investments in either company following the date of this letter or other changes in their capitalization.

SAI represents and warrants that the information contained in the capitalization table set forth above is accurate with respect to (i) the current number of issued and outstanding shares of common stock of SAI on a fully diluted basis, and (ii) the current number of shares of common stock of SAI that may be acquired upon the exercise of outstanding options and other equity participation rights under employee stock purchase, dealer incentive and middle management incentive plans of SAI, no other options, warrants, convertible securities or other rights to acquire equity interests in SAI existing or being considered. In the event that the number in item (i) above is inaccurate, a share-for-share adjustment (upward or downward) shall be made to the number of shares under the "Value of SecurityVillage" category in the above capitalization table. In the event that the number in item (ii) above is incorrect, a share-for-share adjustment (upward or downward) shall be made pursuant to Section 4(c) above to the "Matching Options to SecurityVillage" category under the above capitalization table.

Changes will be made to the Relative Proportion only if:

        (x) SecurityVillage does not exercise some or all of the warrants and call options referred to above, in which case SecurityVillage shareholders will not receive the Relative Proportion of shares in the surviving or new entity represented by such warrants and call options as reflected in the above illustration; or

        (y) SecurityVillage, as a separate entity (i.e. not combined with SAI), receives in excess of $20 million of equity capital, in which case the Relative Proportion may be increased in SecurityVillage's favor based on the amount of equity capital raised, subject to SAI and TJS approval.

No Corporate Party shall enter into any capital transaction through December 31, 2001, other than in the ordinary course of business or as contemplated in this letter, without the consent of the other Corporate Parties hereto (which consent shall not be unreasonably withheld). For clarification, SecurityVillage is seeking to obtain up to $35 million in additional funding (including the $20,000,000 contemplated in (y) above) through December 31, 2000, and additional capital thereafter to fund its business objectives. In recognition of this, the definitive agreements to be entered into hereunder by the parties will: (i) set forth mechanisms through which SAI and SecurityVillage may enter into capital transactions, if necessary, in a manner consistent with Section 5(c)(iii)(y) above, and (ii) establish commercially reasonable standards by which such capital transactions may occur.

SAI agrees that any issuance of shares of preferred or common stock, or the grant or issuance of any security or other instrument that by its terms is exercisable for or convertible into, directly or indirectly, equity of SAI under any circumstances, shall be with the consent of SecurityVillage; provided, however, that such consent shall not be required with respect to the issuance of
(i) up to 300,000 shares under existing employee stock purchase, dealer incentive and middle management incentive plans, or (ii) shares issued upon the exercise of currently outstanding stock options as well as options granted by SAI's Board of Directors that are subject to shareholder approval as of the date of this letter. SAI represents and warrants that the shares of common stock issuable upon exercise of all options and other equity participation rights do not exceed 2,814,127 shares (as reflected in the above capitalization table), plus an additional allowance for the issuance of up to a maximum of 300,000 shares for employee stock purchase, dealer incentive and middle management plans (for which matching shares under Section 4(c) will not be issued to SecurityVillage)

         (d) In addition to the "put" and "call" options described in Paragraph
(b) above, in the event of a proposed Sale (as defined below) of SAI to one or more third parties on or before December 31, 2001 at a price that would result in:


                  (i) the SAI shareholders participating in the Sale receiving consideration valued at equal to or greater than $5.00 per share of SAI stock, SecurityVillage shall have a "put" right to require SAI to consummate a merger of SecurityVillage into SAI immediately prior to the Sale; and

         (ii) the SAI shareholders participating in the Sale receiving consideration valued at less than or equal to $8.00 per share of SAI stock, SecurityVillage shall have a right of first refusal to acquire SAI (or shares of SAI stock) for cash consideration equal to the value of the consideration offered by the third parties.
For clarification, if the consideration received is valued at between $5.00 and $8.00 per share, SecurityVillage may elect either the put option under item (i) above or the first refusal right under item (ii) above.

SAI shall provide SecurityVillage written notice of the terms offered by the third parties, and SecurityVillage shall have: (i) 30 days to provide written notice of its intent to exercise its right of first refusal; and (ii) an additional 90 days in which to consummate the transaction. As used above, the term "Sale" refers to any transaction or series of related transactions involving the merger or consolidation of SAI into another entity (other than SecurityVillage), any sale of at least 10% of the account base of SAI, or any sale of a controlling interest in the voting securities of SAI.

In the event of a proposed sale of SecurityVillage to one or more third parties on or before December 31, 2001, the same economic rights shall apply to SAI.

         (e) It is the intent of the parties to structure the "put" and "call" transactions referred to in this Section 5 in a manner that would be tax-free to the all parties.

Registration. The 2.5 million shares of SAI which SecurityVillage shall purchase and receive pursuant to Sections 1(b)(iii) and 2(a) above shall be registered by SAI within 6 months of obtaining shareholder approval of the SAI Investment as provided in Section 2(b) above, and SAI shall use best efforts to cause such registration to occur sooner if practicable. Should SAI merge into SecurityVillage pursuant to any of the Transactions with SecurityVillage as the surviving entity, then: (i) SAI shares that were freely tradable prior to the merger shall be exchanged for shares of SecurityVillage that are registered and freely tradable following its IPO; and (ii) SAI shares that were not freely tradable prior to the merger shall be exchanged for shares of SecurityVillage that are registered following its IPO, but will be subject to a 180-day lock-up.

Should SecurityVillage merge into SAI pursuant to any of the Transactions with SAI as the surviving entity, then: (i) all registered SAI shares held by SecurityVillage prior to the merger shall become freely tradable following the merger; and (ii) all SecurityVillage shares shall be exchanged for registered shares of SAI following the merger, but will be subject to a 180-day lock-up.


Board of Directors. (a) SAI, TJS and SecurityVillage shall take all necessary action so that, after the execution and delivery of the SV/SAI Agreement and prior to the actual closing of the King Acquisition (including the other Transactions intended to occur at such time), one Board observer from each of SAI and SecurityVillage will be permitted to serve on the other company's Board. Such observers shall receive notice of and be included in all Board meetings and in discussions of material matters involving Board decisions.


         (b) After the actual closing of the King Acquisition (including the other Transactions intended to occur at such time) and prior to the merger or combination of SAI and SecurityVillage, the Board of Directors of SecurityVillage will consist of seven members (i) three of whom shall be designated by St. Martins Holdings II Limited, (ii) one of whom shall be designated by SAI , and (iii) three of whom shall be designated by Audiogard International. In addition, SecurityVillage shall be permitted to designate one member to SAI's Board of Directors, and SAI and SecurityVillage shall continue to have one outside Board observer from each of SAI and SecurityVillage on the other company's Board. SecurityVillage shall have the right to expand its Board to include additional members designated by any new investors or strategic "partners" to the extent required by the terms of any agreements with them. Moshe Cohen and Craig Marshak shall remain as co-chairmen of the Board of Directors.

         (c) Upon a merger or consolidation of SecurityVillage and SAI, the Board of Directors of the surviving or new entity will consist of ten members
(i) two of whom shall be the co-chairmen referred to below, (ii) one of whom shall be the chief executive officer of such entity, (iii) two of whom shall be designated by Audiogard International, (iv) two of whom shall be designated by St. Martins Holdings II Limited, (v) two of whom shall be designated by TJS, and
(vi) one of whom may be designated by any new investors or strategic "partners." The Board of such surviving or new entity will have two co-chairmen, one of whom shall be Moshe Cohen and the other shall be Ron Davis.

Non-Solicitation. None of the parties to this agreement nor any of their respective representatives will assist or encourage others to, directly or indirectly, for a period of one year from the date of this letter, induce or attempt to persuade any investor or prospective investor of one of the parties to invest in another party or its affiliates, where no prior relationship existed.


Media Releases. Except as explicitly contemplated herein and subject to Section 2(e), without the prior written consent of the other parties hereto, no party will make any release to the press or other public disclosure with respect to the Transactions, except for such public disclosure as may be necessary for the party proposing to make the disclosure not to be in violation of or default under any applicable law, regulation or governmental order. Notwithstanding anything to the contrary herein, in the event that a party (the "Disclosing Party") believes that it is necessary to make a public disclosure prior to the parties entering into the definitive agreements referred to in Section 3(a)(i) and (ii) above with respect to the existence or terms of this letter or any of the Transactions contemplated hereby in order to avoid being in violation of or default under any applicable law, regulation or governmental order, the Disclosing Party shall so notify the other parties in writing at least ten (10) days in advance of making such disclosure. In such event, SecurityVillage shall have the option to terminate this letter and the Transactions contemplated hereby in order to avoid such disclosure (in which case the Disclosing Party shall not publicly disclose the existence of this letter or the Transactions contemplated hereby). SecurityVillage shall exercise this option within seven
(7) days after receipt of written notice from the Disclosing Party.


Non-Disclosure. As used below, "Confidential Information" refers to any and all oral, written, electronic or other information designated as confidential or which ought to be considered as confidential from its nature or from the circumstances surrounding its disclosure, regardless of whether such information was disclosed before, on or after the date of this letter. Confidential Information includes without limitation each party's business plans. Each party's Confidential Information shall remain the property of that party and shall be held in strict confidence by the other parties. In addition, as a condition to being able to commence due diligence in connection with the Transactions, each Corporate Party shall execute and deliver Confidentiality Agreements to one another substantially in the form of Exhibit D hereto. Each party may use Confidential Information of another party only as permitted by this Agreement.


Compliance; Corporate Actions. SecurityVillage, SAI and King shall use their best efforts to ensure that none of their respective affiliates or shareholders take any action that would be inconsistent with the fulfillment of their obligations under this letter. SecurityVillage, SAI and King shall deliver Board resolutions approving all necessary corporate actions required to fulfill their obligations under this letter (subject to stockholder approval where required). It is intended that the definitive agreements shall contain provisions irrevocably obligating the following shareholders to vote their shares of stock in favor of all corporate actions required for the Corporate Parties to fulfill their respective obligations under this letter: (a) with respect to
SecurityVillage: Moshe Cohen, Chris Dreyfus, Bernard Garbacz, Audiogard International and St. Martins Holdings II Ltd.; (b) with respect to SAI: TJS, James Brannen and Ron Davis; and (c) with respect to King: Thomas Few and Timothy McGinn.


Expenses. Each of the parties shall pay its own expenses in connection with this letter agreement.


Notices.   All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, to the parties at their addresses or facsimile numbers set forth herein and shall be deemed to have been given on the date of receipt


Remedies. The parties hereto agree and acknowledge that money damages would not be a sufficient remedy for any breach of any provision of this agreement by any of the parties hereto and that any such breach would constitute immediate and irreparable harm, and that in addition to all other remedies which any party hereto may have, each party will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.


Entire Agreement. This letter, together with the exhibits hereto and the Monital Documentation and King Documentation, supercedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter.


Exclusive Agreement. Except as expressly provided in this letter, without the prior written consent of all of the other Corporate Parties hereto, no Corporate Party shall enter into any transaction or agreement with any other Corporate Party hereto. The preceding sentence shall not apply to ordinary course of business between TJS and James Brannen or between TJS and SAI. Further, SecurityVillage and SAI shall use reasonable efforts to disclose to each other, and provide the other an opportunity to participate in negotiation and/or discussions regarding, any prior, ongoing or future material corporate development or discussions. Notwithstanding anything to the contrary herein, the provisions of this Section 16 shall terminate in the event that SecurityVillage and SAI do not enter into the SV/SAI Agreement on or before May 2, 2000.


Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of New York.


Counterparts. This letter may be executed in counterparts and delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


Assignment. No party may assign or transfer this letter or any of its rights or obligations hereunder without the prior written consent of the other parties. Subject to the foregoing, this letter shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

If the foregoing terms and conditions are acceptable to you, please so indicate by signing the enclosed copy of this letter and returning it to the attention of the undersigned.

                                                     Very truly yours,

                                                     SecurityVillage.com Inc.


                                                    By:
                                                       -------------------------
                                                       Name:
                                                            --------------------
                                                       Title:
                                                             -------------------

ACCEPTED AND AGREED TO AS OF THE DATE
         OF THIS LETTER AGREEMENT:

SECURITY ASSOCIATES INTERNATIONAL, INC.

By:
   ------------------------------------
     Name:
          -----------------------------
     Title:
           ----------------------------
Telecopy No. 847-956-9360

KC ACQUISITION CORP.

By:
   ------------------------------------
     Name:
          -----------------------------
     Title:
           ----------------------------
Telecopy No. 201-488-5090

With respect to Sections 4(e), 5(c)(y), 7(a) and 8 - 19 only:

TJS PARTNERS. L.P.

By: TJS Management, L.P.
     General Partner

       By: TJS Corporation
           General Partner

                By:
                   --------------------
                   Thomas J. Salvatore
                   President

Telecopy No. 203-629-9594


With respect to Sections 11 and 8 - 19 only:


-------------------------------------------
         James S. Brannen


With respect to Sections 3(c),11 and 8 - 19 and Exhibit A only:


-------------------------------------------
         Thomas Few


-------------------------------------------
         Timothy McGinn

                                                                       Exhibit A

                              TERMS OF KING OPTION


Until June 30, 2002, SecurityVillage will be entitled, but not obligated, to exercise its call option for all of the issued and outstanding shares of common and preferred stock of King, and all rights to acquire, directly or indirectly, any shares of common or preferred stock of King, including all securities and other instruments that by their terms are exercisable for or convertible into shares of stock of King (collectively, the "Shares"), upon payment of the applicable purchase price. For clarification, the term "Shares" includes the 8% equity interest to be taken by SecurityVillage in King pursuant to Section 1(b) of this letter. Except as provided below, the purchase price shall be payable in cash. SecurityVillage may exercise this call option by giving written notice to the holders of the Shares being acquired by SecurityVillage.

Subject to the adjustments described below, the purchase price for all of the Shares shall be the greater of (i) $48,600,000 less existing indebtedness of King at the time of exercise of the call option, and (ii) an amount calculated as follows:

         Y = (A x 37) + (B x 26) + (C x 30) + (D x 4), less existing indebtedness of King at the time of exercise of the call option,

             where:

             Y      is the price payable by SecurityVillage;
             A      is the wholesale recurring monthly revenues ("RMR")
                    of King at the date of exercise of the call option;
             B      is the wholesale RMR of Monital at the closing date of the
                    Monital Acquisition;
             C      is the excess of the wholesale RMR of
                    Monital at the date of exercise of the call option over B;

             D is the incremental wholesale RMR of Monital at the date of exercise of the call option directly attributable to accounts delivered to King by SecurityVillage.

The RMR shall be calculated based on the calendar month ending one month prior to the exercise of the call option.

At SecurityVillage's election, SecurityVillage may pay the portion of the purchase price equal to A x 37 in the above formula either (i) entirely in cash, or (ii) A x 30 in cash and A x 7 in shares of SecurityVillage common stock valued at the IPO price of such shares.

The purchase price for the Shares is based on the assumption that King has acquired Monital prior to the closing of SecurityVillage's purchase of the Shares. In the event that King has not acquired Monital prior to such closing, the above formula shall be adjusted to be:

   Y = (A x 37), less existing indebtedness of King at the time of exercise of the call option,

with SecurityVillage having the right to elect to pay A x 37 entirely in cash or partly in cash and partly with SecurityVillage stock as described above.

The purchase price of the Shares is for 100% of the Shares, including the 8% equity interest to be taken by SecurityVillage in King pursuant to Section 1(b) of the letter. Accordingly, if SecurityVillage takes such 8% equity interest in King (either in the form of shares of common stock of King, an option or other right to acquires shares of common stock or equivalent economic value), the holders of Shares other than SecurityVillage will receive 92% of the purchase price set forth above.


At the discretion of King, up to one third of the purchase price payable by SecurityVillage may be satisfied by the issue to King's shareholders of Series C preferred stock of SecurityVillage.

In the event of an IPO of SecurityVillage, King shall have a put option to require SecurityVillage to acquire all, but not less than all, of the Shares of King, exercisable within 15 days after a determination by SecurityVillage to initiate its IPO, for the purchase price set forth in this Exhibit A (after taking into account all applicable adjustments set forth above); provided, however, that at SecurityVillage's election, SecurityVillage may pay the portion of the purchase price equal to A x 37 in the applicable formula set forth above either (i) entirely in cash, or (ii) A x 27 in cash and A x 10 in shares of SecurityVillage common stock valued at the IPO price of such shares. Should SecurityVillage elect to use shares of its common stock, the shares must be registered and freely tradable at the time of the IPO, but will be subject to any underwriter restrictions that may apply. King may exercise this put option by giving written notice to SecurityVillage within thirty (30) days after receiving written notice from SecurityVillage informing King of SecurityVillage's intent to file a registration statement for an IPO. In the event that the IPO is of a holding or successor company of SecurityVillage, this put option shall apply to such holding or successor company.

Upon exercise of the put or call option, SecurityVillage shall issue to King's shareholders warrants to acquire a number of shares of common stock of SecurityVillage that, collectively for all warrants, equals two percent of the fully diluted share capital of SecurityVillage as of the earlier to occur of (i) the effective date of SecurityVillage's registration statement for its IPO, or
(ii) the closing date of any merger or combination of SAI and SecurityVillage. Such warrants shall be exercisable only upon the occurrence of an IPO of SecurityVillage. The exercise price of the warrants shall be the IPO price. In the event that the IPO is of a holding or successor company of SecurityVillage, the warrants shall relate to shares in such holding or successor company.

Additionally, in the event the put or call option has been exercised and there is an IPO of SecurityVillage, Messrs. Thomas Few and Timothy McGinn will be entitled to subscribe for, at the IPO price, up to three percent of the shares of common stock to be offered and sold by SecurityVillage in its IPO (or, if relevant, by any holding or successor company the subject of the IPO).

Simultaneous with SecurityVillage's tender of the purchase price in connection with the exercise of the put or call option, the selling shareholders shall transfer all of their Shares to SecurityVillage, free and clear of all liens and encumbrances of any kind.

                                                                       Exhibit B

                   KEY RIGHTS UNDER DEALER AGREEMENT WITH SAI


SecurityVillage shall have the following rights relative to the business of SAI:

     a) access to SAI dealer networks and customer lists for the purposes of marketing its services and pursuing its marketing goals upon terms agreeable to both parties;

     b) solicit the dealer companies of SAI for enrollment and participation in the SecurityVillage dealer program. Such program shall include all program features developed or substantially developed through December 31, 2001. Among other things, these program features are expected to include the branding of the dealers, use and sale of specialized equipment, and adherence to procedures established by SecurityVillage;

     c) install at its own cost and connect to the operating computers of SAI specialized equipment allowing access to the customer information through the internet with SAI to have final authority over issues relating to control of the firewalls, UL certificates and integration with SAI systems;

     d) to directly solicit the end-user customers of dealers enrolled as SecurityVillage dealers to register and use the SecurityVillage internet facility; and

     e) to offer directly or through the SecurityVillage internet facility to the end-user customers, as part of the SecurityVillage dealer program, additional products and services.


Notwithstanding anything to the contrary in this Exhibit B, SAI will be obligated only to facilitate the introduction of the SecurityVillage program to dealers and to actively encourage dealers to participate in such program. SecurityVillage acknowledges that dealer participation in the program is subject to obtaining the consent and agreement of individual dealers. SecurityVillage agrees not to solicit SAI dealers for the purpose of buying their customer accounts.

The Dealer Agreement may be terminated by SAI in the event that SecurityVillage's web site is not operational by January 31, 2001.

Either Palisades Partners or M&S Partners will be granted a right of first refusal with respect to dealer financing for the King and Monital dealers, SecurityVillage dealers and SAI dealers (to the extent allowable under SAI's current contractual commitments) through December 31, 2005.

                                                                       Exhibit C

                   KEY RIGHTS UNDER DEALER AGREEMENT WITH KING


SecurityVillage shall have the following rights relative to the business of
King:


     a) access to King dealer networks and customer lists for the purposes of marketing its services and pursuing its marketing goals upon terms agreeable to both parties;

     b) solicit the dealer companies of King for enrollment and participation in the SecurityVillage dealer program. Such program shall include all program features developed or substantially developed through December 31, 2001. Among other things, these program features are expected to include the branding of the dealers, use and sale of specialized equipment, and adherence to procedures established by SecurityVillage;

     c) install at its own cost and connect to the operating computers of King specialized equipment allowing access to the customer information through the internet with King to have final authority over issues relating to control of the firewalls, UL certificates and integration with King systems;

     d) to directly solicit the end-user customers of dealers enrolled as SecurityVillage dealers to register and use the SecurityVillage internet facility; and

     e) to offer directly or through the SecurityVillage internet facility to the end-user customers, as part of the SecurityVillage dealer program, additional products and services.


Notwithstanding anything to the contrary in this Exhibit C, King will be obligated only to facilitate the introduction of the SecurityVillage program to dealers and to actively encourage dealers to participate in such program. SecurityVillage acknowledges that dealer participation in the program is subject to obtaining the consent and agreement of individual dealers. SecurityVillage agrees not to solicit King dealers for the purpose of buying their customer accounts.

The Dealer Agreement may be terminated by King in the event that SecurityVillage's web site is not operational by January 31, 2001.

Either Palisades Partners or M&S Partners will be granted a right of first refusal with respect to dealer financing for the King and Monital dealers, SecurityVillage dealers and SAI dealers (to the extent allowable under SAI's current contractual commitments) through December 31, 2005.

                                                                       EXHIBIT D
                            CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is entered into as of this     day of            , 2000, by and
between                   , Inc., a              corporation (hereinafter the
"Company") and                           , a                    corporation
(hereinafter, the "Recipient"), each separately to be a Party and collectively, the Parties.


WHEREAS, the Company is the owner of certain proprietary and confidential information relating to

-------------------------------------------------------------------------------;


WHEREAS, Recipient wishes to have access to this proprietary and confidential information for the purpose of performing due diligence on the Company in connection with establishing a business relationship with the Company, and is willing to receive this information under the strict obligation of confidentiality described below.


NOW, THEREFORE, in consideration of the Company's disclosure of information to Recipient and the promises set forth below, the parties agree as follows:

1. Confidential Information. "Confidential Information" as used in this Agreement shall mean all information disclosed to Recipient by the Company, including any business, investment, customer, technical, strategic, marketing, sales, product, operational, industry, financial or other information, applications, notes, memoranda, communications derived from such information, whether in written, electronic or oral form. Confidential Information does not include information which (i) is or becomes part of the public domain other than as a result of disclosure by the Company; (ii) becomes available to Recipient on a non-confidential basis from a source other than the Company, provided that source is not bound with respect to that information by a confidentiality agreement with the Company or is otherwise prohibited from transmitting that information by a contractual, legal or other obligation; (iii) was in Recipient's possession prior to disclosure of the same by the Company or (iv) or is required to be disclosed by a mandatory request of a government agency, a court order, subpoena or otherwise at law.

Confidential Information as used in this Agreement shall also include the identity of the Company, its subsidiaries, affiliates, funding, supplier, advisory and other related entities; and their relationships to the Company.

For clarification, this Agreement shall not apply to public disclosures of the existence or terms of: (i) the letter dated April 21, 2000 among SecurityVillage, Security Associates International, Inc., KC Acquisition Corp., TJS Partners, L.P., James S. Brannen, Thomas Few and Timothy McGinn (the "Letter"); or (ii) the definitive agreements that are contemplated by the Letter (the "Definitive Agreements"). It is understood and agreed that the rights and obligations of the parties hereto with respect to public disclosures of the existence and terms of the Letter and Definitive Agreement are or will be set forth in such documents.

2. Protection and Dissemination of Confidential Information. Recipient agrees that for a period of three (3) years from the date of this Agreement, it will not use the Confidential Information for other than the purposes of this Agreement, shall use all efforts to (i) preserve and ensure the confidentiality of this Confidential Information; (ii) take proper and adequate precautions at all times; (iii) not copy or other reproduce the Confidential Information in whole or in part except with express written permission of the Company; and (iv) enforce such precautions to preserve the secrecy and confidentiality of the Confidential Information. Recipient further agrees, without in any way limiting the generality of the foregoing, to identify to the Company all persons and other entities having access to the Confidential Information and to take all necessary action to prevent any prohibited persons from obtaining access to the Confidential Information whether by direct or indirect exposure thereto or otherwise.

3. Ownership of Confidential Information. All Confidential Information shall be and remain the property of the Company.

4. Return of Confidential Information. Immediately upon the request of the Company, Recipient agrees to (i) immediately return all Confidential Information, including all copies of the same, to the Company; and (ii) immediately cause any memoranda, summaries, reports, documents or otherwise created by it that contain or are based in any way on the Confidential Information to be destroyed and to certify the same in writing to the Company.

5. Relationship of the Parties. No right or license, express or implied, is granted to Recipient with respect to any Confidential Information. Nothing in this Agreement obligates the Company or the Recipient to disclose any information to the other or creates any agency or partnership relation between them.

6. Compelled Disclosure. In the event that Recipient is required by judicial or administrative process to disclose any Confidential Information, Recipient shall promptly notify the Company to allow the Company a reasonable time to oppose such process and, without cost or expense to the Recipient cooperate fully in such opposition.

7. Misuse and Misappropriation of Confidential Information. The Parties agree that the misappropriation or misuse of the Confidential Information may cause irreparable damage to the Company for which monetary damages may not be sufficient compensation; and the Company will be entitled to all benefits, direct and indirect, that accrue from such misappropriation or misuse including, with limitation or election, all remedies at law and in equity.

8. Use of and Reliance on Confidential Information. While the Company may provide Confidential Information to the Recipient, the Recipient understands that the acceptance or use of any Confidential Information so disclosed under the terms of this Agreement including but not limited to financial statements and marketing studies shall be the sole responsibility of the Recipient. The Company neither represents nor warrants that any such Confidential Information is audited or verified and that ultimately the Recipient is solely responsible for any analysis or commitments based thereupon.

9. Third Part Beneficiary. It is expressly understood and agreed that the Company's investors are third party beneficiaries of this Agreement and shall have full rights to enforce the terms and provisions of this Agreement through direct action in the event of any violation.

10. Attorneys' Fees. In the event that the Company commences a lawsuit or other proceeding against Recipient to enforce any of the provisions of this Agreement or on account of any damages sustained by the Company by reason of Recipient's violation of any provision of this Agreement, if the Company is the prevailing Party, Recipient agrees that it shall pay, in addition to other costs and damages, the Company's reasonable attorneys' fees.

11. Governing Law. This Agreement shall be governed by and interpreted in accordance with that laws of the State of New York (without regard to conflict of laws provisions).

12. Severability. In the event that any one of the provisions contained in this Agreement shall be found to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions contained in this Agreement shall not in any way be effected or impaired by such a finding.

13. Waiver. Failure or omission by either Party at any time to enforce or require strict or timely compliance with any provision of this Agreement shall not affect or impair that provision in any way or the rights or such Party to avail itself of the remedies it may have with respect to any breach of that provision. Any waiver or consent given by either Party must be in writing, shall be effective only as to that instance and will not be construed as a bar to or a waiver of any right on any other occasion.

14. Injunctive Relief. Recipient agrees that should it breach or threaten to breach any provision of this Agreement, the Company will suffer irreparable damages and its remedy at law will be inadequate. Upon any breach or threatened breach by Recipient, the Company shall be entitled to Injunctive Relief in addition to any other remedy at law or in equity which it may have.

15. Entire Agreement. This Agreement contains the entire agreement of the Parties and supersedes any and all prior agreements, written or oral, between the Parties relating to the subject matter of this Agreement and may not be amended unless agreed to in writing by both Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                                         The Company:
                                         [name of entity]
                                         [address]

                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                                         Recipient:
                                         [name of entity]
                                         [address]

                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------